EXHIBIT 10.4
October 2, 2005
Scott Pomeroy
c/o Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
     Re: Employment and Option Agreement Amendment
Dear Scott:
     This Letter Agreement confirms the understanding reached between you and Dex Media, Inc., a Delaware corporation (together with any successor thereto, the “Company”), regarding the terms of your continued employment with the Company. This Letter Agreement constitutes an amendment to that certain amended and restated Employment Agreement, dated as of July 15, 2004 (the “Employment Agreement”), and an amendment to all previously granted stock options (the “Options”) to you pursuant to the Company’s 2002 Stock Option Plan and the Company’s 2004 Incentive Award Plan (each, the “Plan”) and the Non-Qualified Stock Option Agreements relating to the Options (the “Option Agreements”). Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement or Option Agreements, as applicable. Paragraphs 1 through 5 of this Letter Agreement shall be effective on October 5, 2005. Paragraphs 6 through 12 of this Letter Agreement shall be effective immediately prior to the consummation of the transaction (the “Merger”) evidenced by that certain Agreement and Plan of Merger dated as of October 3, 2005 by and among the Company, R.H. Donnelley Corporation (“Donnelley”) and Forward Acquisition Corp., a wholly owned subsidiary of Donnelley (the “Merger Agreement”). In the event that the Merger is not consummated, Paragraphs 6 through 12 of this Letter Agreement shall be void ab initio (but Paragraphs 1 through 5 shall remain in full force and effect).
     1. Position. Effective as of October 5, 2004, your position will be Executive Vice President and Chief Financial Officer of the Company.
     2. Term. The Term of the Employment Agreement will be extended through the third anniversary of the date hereof.
     3. Annual Base Salary. Your Annual Base Salary will be $275,000.
     4. Annual Bonus. Your target annual bonus will be 75% of your Annual Base Salary.
     5. Restricted Stock Grant. As of the date hereof, pursuant to the Company’s 2004 Incentive Award Plan (the “2004 Plan”), you will be awarded 26,000 shares of Restricted Stock (as defined in the 2004 Plan). The terms and conditions of such Restricted Stock award shall be set forth in a written Restricted Stock Agreement entered into by and between you and the Company which will provide that, subject to Section 7(g), the Restricted Stock shall vest in equal installments on the first three anniversaries hereof.

     6. Termination of Employment. Notwithstanding anything to the contrary in the Employment Agreement, if your employment with the Company is terminated by the Company without “Cause” (as defined in your Employment Agreement) or by you for “Good Reason” (as defined below), the Company shall (subject to your entering into a waiver and release of claims agreement in the Company’s customary form):
     (a) Pay to you a lump sum cash amount equal to the product of (i) the sum of (A) your then-current Annual Base Salary, and (B) your then-current target annual bonus and (ii) 2; and
     (b) Provide that you will be eligible to continue to receive health care (including medical, dental and vision) and welfare coverage under the Company’s plans with respect thereto for three years following your termination of employment (for which you will be solely responsible for paying all premiums and other amounts payable with respect to such coverage). Following the expiration of such three year period, you shall be eligible to elect to receive COBRA continuation coverage, at your own cost, under the Company’s applicable group health plan in accordance with the Company’s customary terms and procedures.
     You will have “Good Reason” to resign your employment upon the occurrence of any of the following without your prior written consent: (i) a diminution of your current position; (ii) a material diminution in the nature or scope of your employment responsibilities, duties or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with your position; (iii) a material adverse change to your reporting relationship that results in a reduction of your status with the Company; (iv) relocation of your principal office to a location that is more than 25 miles from its current location; (v) failure of the Company to timely make any material payment or provide any material benefit under this Letter Agreement or the Employment Agreement or the Company’s material reduction of any compensation, equity or benefits that you are eligible to receive under this Letter Agreement or the Employment Agreement or (vi) the Company’s material breach of this Letter Agreement or the Employment Agreement; provided, however, that notwithstanding the foregoing you may not resign your employment for Good Reason unless: (x) you provide the Company with at least 30 days prior written notice of your intent to resign for Good Reason (which notice is provided not later than the 90th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period.
     For the avoidance of doubt, you and the Company acknowledge and agree that the payments and benefits described in this Paragraph 1 shall be made in lieu of, and not in addition to, the payments and benefits described in Section 5 of the Employment Agreement.
     7. Stock Options. Notwithstanding anything to the contrary in any Option Agreement, the parties agree as follows:
     (a) All time-vesting Options that are scheduled to vest on December 31, 2005 will vest on such date.
     (b) All performance-vesting Options that are first eligible to become vested based on the Company’s achievement of its 2005 EBITDA targets will vest to the same extent as applicable to the Company’s other senior executive officers, as determined by the Company’s Compensation Committee; provided that if any such Options remain outstanding and unvested immediately prior to the Effective Time, such Options will vest and become fully exercisable prior to the Effective Time, subject to the consummation of the Merger.

     (c) All Options (time-vesting and performance-vesting) that are first eligible to become vested with respect to the year ending December 31, 2006 will vest and become fully exercisable immediately prior to the Effective Time, subject to the consummation of the Merger.
     (d) All Options (time-vesting and performance-vesting) that are first eligible to become vested with respect to the year ending December 31, 2007 (the “2007 Options”) will be converted into time-vesting options and, subject to your continued employment with the Company, will vest and become fully exercisable on December 31, 2007; provided, that if your employment is terminated by the Company without Cause or by you for Good Reason, on or prior the second anniversary of the Effective Time, the 2007 Options shall become vested and fully exercisable as of the date of termination.
     (e) To the extent applicable to you, all Options (time-vesting and performance-vesting) that are first eligible to become vested with respect to the year ending December 31, 2008 (the “2008 Options”) will be converted into time-vesting options and, subject to your continued employment with the Company, will vest and become fully exercisable on December 31, 2008; provided, that if your employment is terminated by the Company without Cause or by you for Good Reason, on or prior the second anniversary of the Effective Time, the 2008 Options shall become vested and fully exercisable as of the date of termination.
     (f) Each Option shall expire on the first to occur of (i) the tenth anniversary of the Grant Date thereof, (ii) the first anniversary of your termination of employment due to death or disability, or (iii) the 15th day of the third month following the date of your termination of employment for any reason other than death or disability (or December 31 of the calendar year in which such termination of employment occurs, if later).
     (g) All shares of Restricted Stock described in Paragraph 5 shall vest immediately prior to the Effective Time, subject to the consummation of the Merger.
     8. Assignment and Successors. As of the Effective Time, the Company shall assign, and Donnelley shall assume, all rights and obligations under this Agreement, the Employment Agreement and the Option Agreements. If Donnelley does not so assume this Agreement, the Employment Agreement and the Option Agreements, the Company shall provide you with the payments and benefits described in Paragraph 1 of this Letter Agreement immediately prior to the Effective Time.
     9. Section 409A. You and the Company acknowledge and agree that, to the extent applicable, this Letter Agreement, the Employment Agreement and the Option Agreements shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Letter Agreement, the Employment Agreement or the Option Agreements to the contrary, in the event that any amounts payable to you could reasonably be expected to be immediately taxable to you under Section 409A of the Code and related Department of Treasury guidance, you and the Company shall cooperate in good faith and shall take such reasonable actions as may be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. You and the Company acknowledge and agree that, to the extent provided by the Merger Agreement, the conversion of your Options pursuant to Section 2.4 of the Merger Agreement may be adjusted as necessary or appropriate to comply with Section 409A of the Code and to preserve the intended tax treatment of the Options.

     10. 280G Excise Tax Gross-Up
     (a) If it is determined by the nationally recognized United States public accounting firm used by the Company immediately prior to the Merger (or such other nationally recognized United States public accounting firm as may be agreed to in writing by the Company and you) (the “Auditors”) that any payment or benefit made or provided to you in connection with this Letter Agreement or otherwise (including without limitation any Option or other equity compensation award vesting) (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then the Company shall pay to you, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) an amount such that, after you pay all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Letter Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). To the extent that the Company obtains a written opinion from the Auditors with respect to Parachute Tax issues, the Company shall direct the Auditors to extend such opinion to you (to the extent that such extension is permitted by the Auditors).
     (b) The federal tax returns filed by you (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by you. You shall make proper payment of the amount of any Parachute Tax based on such determination, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment, provided that any information unrelated to the Parachute Tax may be deleted from the copies of the returns and documents delivered to the Company. If, after the Company’s payment to you of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or a determination is made by the Internal Revenue Service that would make the prior Gross-Up Payment amount not accurate, then within ten (10) business days of such determination, you shall pay to the Company the amount of any such reduction, or the Company shall pay to you the amount of any such increase; provided, however, that in no event shall you have any such refund obligation if it is determined by the Company that to do so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further, that if you have prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by you; and provided, further, that (i) the fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered, in connection with the Auditors’ determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company and (ii) the Company shall indemnify and hold you harmless on an after-tax basis for any interest and penalties imposed upon you to the extent that such interest and penalties are related to the Auditors’ determination of the Parachute Tax or the Gross-Up Payment. Notwithstanding anything to the contrary herein, your rights under this Paragraph 5 shall survive the termination of your employment for any reason and the termination or expiration of this Letter Agreement for any reason.
     11. Employment and Option Agreements. You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the Employment Agreement and the Option Agreements shall remain in full force and effect.

     12. Further Assurances. You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Letter Agreement.
[signature page follows]

     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,
/s/ SCOTT BONTEMPO
Name:	Scott Bontempo
Title:	Senior Vice President, Human Resources

Agreed and Accepted:
/s/ SCOTT POMEROY
Scott Pomeroy